Exhibit 99.1

Gaiam Reports Second Quarter Fiscal 2008 Results

Boulder, CO, August 6, 2008 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company providing a broad selection of information, media, products and services to customers who value personal development, wellness, ecological lifestyles, responsible media and conscious community, announced today results for its second quarter ended June 30, 2008

Gaiam also announced that it will host a conference call today, August 6, 2008, at 2:30 p.m. MDT (4:30 p.m. EDT) to review the second quarter fiscal 2008 results.

Dial-in No.:	888-950-8038 (domestic) or 210-234-0014 (international)
Passcode:	GAIAM

Revenue for the second quarter ended June 30, 2008 increased 9.3% to $57.2 million from $52.4 million recorded in the same quarter last year. Excluding international revenues, which were effected by the transition to licensing, the internal growth for the second quarter was 19%.

Gross profit increased to $36.2 million, or 63.2% of revenue for the second quarter of 2008, from $33.6 million, or 64.2% of revenue, in the comparable quarter last year. The change in gross margin reflects the company’s investment in the lower margin solar business. Excluding the solar business, gross margin increased to 69.3% from 66.6% a year ago.

Operating expenses declined 390 basis points to 64.0% of revenue from 67.9% in the same quarter last year, as Gaiam continued to leverage its infrastructure and corporate resources across higher sales.

Operating results for the second quarter of 2008 improved to a loss of $0.5 million, or 0.8% of revenue, from a loss of $1.9 million, or 3.7% of revenue for the second quarter of 2007. The improvement reflects Gaiam’s ability to leverage its infrastructure to deliver strong improvement in operating results, while continuing to invest in its community.

Interest and other income declined to $0.3 million for the second quarter of 2008 compared to $1.1 million during the second quarter last year, reflecting the decline in average interest rates received on Gaiam’s cash investments from 5.16% as of June 30, 2007 to 2.37% at June 30, 2008 and the repurchase of 1.3 million shares or over 5% of Gaiam’s outstanding common stock at an average price of $14.75 per share.

Income per share for the quarter improved to $0.00 per share, from a $0.01 loss per share in the second quarter of 2007. Depreciation and amortization for the second quarter of 2008 was $2.3 million.

For the six months ended June 30, 2008, Gaiam recorded net revenues of $122.4 million, a 10.4% increase from $110.8 million in the comparable period a year ago. Operating income improved to $2.2 million from a loss of $0.3 million. Net income increased to $2.2 million, or $0.09 per share, compared to $1.4 million, or $0.06 per share, for the six months ended June 30, 2007.

In May 2008, Gaiam’s solar subsidiary, Real Goods Solar, Inc., consummated its initial public offering raising net offering proceeds of $48.2 million, after underwriters commission and offering expenses. Approximately $20 million of the net proceeds was repaid to Gaiam for loans provided to its solar business. Post-offering, Gaiam owns 10 million shares or approximately 65% of Real Goods Solar’s outstanding shares and in excess of 80% of Real Goods’ voting power.

Gaiam’s results for the three and six months ended June 30, 2008 exclude a gain on the issuance of Real Goods Solar common stock, partially offset by non-cash, tax deductible impairments of Gaiam’s media library and related assets, primarily recorded as part of the acquisitions of GoodTimes Media and Lime Media assets, which will result in an increase in net income and income per share and a decrease in operating income numbers noted above. These amounts will be finalized and reported in Gaiam’s Form 10-Q to be filed on Monday, August 11, 2008.

“We are pleased with our second quarter performance, which demonstrates the benefits of the strategic actions we’ve put in place to mitigate some of the softness in the retail environment,” commented Lynn Power, Gaiam’s President. “We achieved solid top line growth by strengthening our market position and diversifying our retail portfolio through increased shelf space, our category management strategy and store within a store concept. Although our sell-through has been strong thus far in 2008, we anticipate our large retail accounts will take a cautious approach to buying in advance of the holiday season given the continued challenges in retail. We expect this will result in a concentration of holiday orders in the fourth quarter as opposed to the earlier third quarter holiday orders we saw in 2007.  Accordingly, our third and fourth quarter results should be viewed together for purposes of period over period comparability and resemble our historical seasonality rather than the 2007 anomaly.”

“We believe the leveragability of our business model positions us well for continued improvement in our operating results” said Jirka Rysavy, Gaiam CEO. “After continuing to make significant investments in our business and completing the recent repurchase of over 5% of our outstanding shares, which is in addition to our earlier repurchasing of approximately 10% of our outstanding shares, our cash position remains strong with a balance of over $62 million at the end of the quarter.

A replay of the call will begin approximately one hour after the end of the call and will continue until 5:00 p.m. EDT on August 20, 2008.

                Replay number:  800-695-0187

For more information about Gaiam, please visit www.gaiam.com, or call 1-800-869-3603.

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission.  Gaiam assumes no duty to update any forward-looking statements.

Contact:	John Mills
Senior Managing Director
ICR, Inc.
310-954-1105
jmills@icrinc.com

 GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	June 30, 2008		June 30, 2007

Net revenue	$57,217	100.0%	$52,361	100.0%

Cost of goods sold	21,064	36.8%	18,730	35.8%

Gross profit	36,153	63.2%	33,631	64.2%

Operating expenses, net (1)	36,605	64.0%	35,558	67.9%

Loss from operations (1)	(452)	-0.8%	(1,927)	-3.7%

Interest and other income (1)	269	0.5%	1,144	2.2%

Loss before income taxes (1)	(183)	-0.3%	(783)	-1.5%

Income tax benefit (1)	(73)	-0.1%	(309)	-0.6%

Minority interest in net loss of consolidated subsidiaries, net of tax	50	0.1%	128	0.2%

Net loss (1)	$(60)	-0.1%	$(346)	-0.7%

Shares outstanding:
Basic	24,707		24,655
Diluted	24,707		24,655

Loss per share (1):
Basic	$0.00		$(0.01)
Diluted	$0.00		$(0.01)

(1)   The results for the three months ended June 30, 2008 exclude a gain on the issuance of Real Goods Solar, Inc. common stock, partially offset by non-cash, tax deductible impairments of Gaiam’s media library and related assets, primarily recorded as part of the acquisitions of GoodTimes Media and LIME Media, which will result in an increase in net income and income per share and a decrease to income from operations numbers noted above.  These amounts will be finalized and reported in Gaiam’s Form 10-Q to be filed on Monday, August 11, 2008.

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Six Months Ended		Six Months Ended
	June 30, 2008		June 30, 2007

Net revenue	$122,390	100.0%	$110,819	100.0%

Cost of goods sold	45,259	37.0%	39,712	35.8%

Gross profit	77,131	63.0%	71,107	64.2%

Operating expenses, net (1)	74,917	61.2%	71,409	64.4%

Income (loss) from operations (1)	2,214	1.8%	(302)	-0.2%

Interest and other income (1)	738	0.6%	2,347	2.1%

Income before income taxes (1)	2,952	2.4%	2,045	1.9%

Income tax expense (1)	1,165	0.9%	808	0.7%

Minority interest in net loss of consolidated subsidiaries, net of tax	366	0.3%	169	0.1%

Net income (1)	$2,153	1.8%	$1,406	1.3%

Shares outstanding:
Basic	24,895		25,159
Diluted	25,120		25,338

Income per share (1):
Basic	$0.09		$0.06
Diluted	$0.09		$0.06

(1)   Results for the six months ended June 30, 2008 exclude a gain on the issuance of Real Goods Solar, Inc. common stock, partially offset by non-cash, tax deductible impairments of Gaiam’s media library and related assets, primarily recorded as part of the acquisitions of GoodTimes Media and LIME Media, which will result in an increase in net income and income per share and a decrease to income from operations numbers noted above.  These amounts will be finalized and reported in Gaiam’s Form 10-Q to be filed on Monday, August 11, 2008.